Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Orange County Bancorp, Inc. on Form S-1 of our report dated April 29, 2021 on the consolidated financial statements of Orange County Bancorp, Inc., and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP
Crowe LLP

Livingston, New Jersey

August 4, 2021